   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1997

                                                     REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             OVERSEAS PARTNERS LTD.
             (Exact name of registrant as specified in its charter)
                               ISLANDS OF BERMUDA
         (State or other jurisdiction of incorporation or organization)
                             ---------------------
                                 NOT APPLICABLE
                      (I.R.S. Employer Identification No.)
          CRAIG APPIN HOUSE, 8 WESLEY STREET, HAMILTON HM 11, BERMUDA
                            TEL. NO. (441) 295-0788
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                          JEFFREY L. SCHULTE, ESQUIRE
                        SCHNADER HARRISON SEGAL & LEWIS
                              ONE PEACHTREE CENTER
                           303 PEACHTREE STREET, N.E.
                          ATLANTA, GEORGIA 30308-3252
                                 (404) 215-8107
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                   THOMAS E. BUTLER, ESQUIRE, VICE PRESIDENT
          CRAIG APPIN HOUSE, 8 WESLEY STREET, HAMILTON HM 11, BERMUDA
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED DISTRIBUTION: As soon as practicable after this Registration Statement becomes effective.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                             ---------------------
     If any of the securities being registered on this Form are due to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                             ---------------------
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

===================================================================================================================
 TITLE OF EACH CLASS                              PROPOSED MAXIMUM       PROPOSED MAXIMUM
    OF SECURITIES            AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
   TO BE REGISTERED           REGISTERED             PER SHARE*               PRICE*            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock, par
  value $.10 per
  share...............        6,000,000                $14.24              $85,440,000             $25,890.91
==================================================================================================================

* Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) based upon the book value per share of Overseas Partners Ltd. ("OPL") Common Stock.
                             ---------------------
     The registrant hereby undertakes to amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
================================================================================

PROSPECTUS

               , 1997

(LOGO)                             OFFERING BY
                      UNITED PARCEL SERVICE OF AMERICA, INC.
                                       AND
                              OVERSEAS PARTNERS LTD.

                     UPS 1997 MANAGERS STOCK PURCHASE PLAN

     This Prospectus relates to the sale by United Parcel Service of America, Inc. ("UPS") and Overseas Partners Ltd. ("OPL") (i) to eligible UPS managers, supervisors, certain other individuals as determined from time to time by UPS, in its sole discretion, and to trustees and custodians of self-directed individual retirement accounts of such persons, of shares of the common stock of UPS, par value $.10 per share ("UPS Common Stock"), and shares of the common stock of OPL, par value $.10 per share ("OPL Common Stock"), in units composed of one UPS share and one-fourth of an OPL share ("Units"), and (ii) to participants in any of UPS's stock option plans, which currently consist of the 1991 Stock Option Plan, as amended and restated (the "1991 Plan") and the 1996 Stock Option Plan (the "1996 Plan") (the "Stock Option Plans"), shares of OPL Common Stock, pursuant to the UPS 1997 Managers Stock Purchase Plan (the "Plan"). No fractional Units or fractional OPL shares are being offered, or will be sold, pursuant to the Plan. See "THE PLAN -- How to Subscribe to Units" and "THE PLAN -- How to Subscribe to Shares of OPL Common Stock."

     The Plan was adopted in 1996 and will continue for an indefinite period, subject to the right of UPS to terminate it at any time. See "THE PLAN -- Term of the Plan." All UPS shares being offered are shares which UPS has purchased, or anticipates being able to purchase, from shareowners of UPS and OPL, and all OPL shares being offered are shares which OPL has purchased or anticipates being able to purchase from such shareowners. The UPS shares are being offered for the account of UPS and the OPL shares are being offered for the account of OPL. See "THE PLAN -- Reasons for the Plan."

     The offering price of each Unit will equal the sum of the current price of a UPS share plus one-fourth of the current price of an OPL share at the time a subscription for Units is accepted by UPS and OPL (the "Unit Price"). The Unit Price will change from time to time, to reflect any change in the current price of either shares of UPS Common Stock or shares of OPL Common Stock. The offering price of each share of OPL Common Stock purchased separately will equal the current price of an OPL share at the time a subscription for separate shares of OPL Common Stock is accepted by OPL. As used in this Prospectus, the current price of a share of UPS Common Stock at any time means the price at which the Board of Directors of UPS has most recently authorized UPS to purchase UPS shares from shareowners, and the current price of a share of OPL Common Stock at any time means the net book value per share of OPL Common Stock as determined from OPL's most recent audited balance sheet as reported in OPL's most recently published Annual Report mailed to its shareowners or otherwise generally made available to OPL's shareowners (referred to herein as the "Current Price" of UPS Common Stock and OPL Common Stock, as applicable). The Current Price of UPS shares is reviewed, and may be changed, by the Board of Directors at meetings held in each calendar quarter. The Current Price of UPS shares is communicated in letters by UPS to its shareowners following each quarterly meeting of the Board of Directors, and the net book value of OPL shares generally is communicated to OPL shareowners in a letter issued in January. Offerees who wish to purchase Units, and OPL Common Stock, if eligible, at any time should refer to these sources to determine the Current Prices when they subscribe to Units or shares of OPL Common Stock, if eligible. See "THE PLAN -- How to Calculate the Unit Price;" and "THE PLAN -- How to Calculate the Price of OPL Common Stock."

     All UPS shares offered pursuant to the Plan will be acquired by the purchaser for deposit under the UPS Managers Stock Trust, as amended and restated (the "Stock Trust"). UPS will have the right to repurchase the UPS shares being offered, and OPL will have the right to repurchase the OPL shares being offered, following the purchaser's death, retirement or other termination of employment with UPS, or an attempted sale or transfer for value of the shares. See "THE PLAN -- Rights of UPS to Repurchase UPS Shares Sold pursuant to the Plan" and "THE PLAN -- Rights of OPL to Repurchase OPL Shares Sold pursuant to the Plan."

     A subscriber may elect to pay the aggregate Unit Price of the Units, in integral multiples of four Units, to which he or she has subscribed by check or money order, or by authorizing UPS to deduct a fixed dollar amount from future salary payments. An eligible manager, supervisor, or certain other eligible individuals as determined from time to time by UPS, in its sole discretion, may subscribe, or direct a trustee or custodian of his/her self-directed individual retirement account to subscribe, to the purchase of not less than 20 nor more than 10,000 Units annually, in integral multiples of four Units, by delivering to UPS a fully executed Cash Subscription Agreement in the form accompanying this Prospectus (the "Cash Subscription Agreement"), together with a check or money order for the aggregate Unit Price of the total number of Units subscribed to at the date of transmittal of the request. Subject to certain legal restrictions in some states, an eligible manager or supervisor who authorizes the UPS subsidiary employing him or her to deduct the Unit Price from his/her salary payments may, at any time, subscribe to Units by delivering to UPS an appropriately completed and fully executed Subscription Agreement and Payroll Deduction Authorization in the form accompanying this Prospectus (the "Subscription Agreement and Payroll Deduction Authorization"). Subscriptions for purchases of Units by means of deductions from future salary payments are subject to certain minimums and must be for an integral multiple of four Units, with a minimum annual purchase of four Units. See "THE PLAN -- How to Subscribe to Units". A subscriber may pay the subscription price for the OPL Common Stock subscribed to separately only by check or money order. See "THE PLAN -- How to Subscribe to Shares of OPL Common Stock." All subscriptions will be subject to the terms and conditions discussed herein and no subscription will become binding upon UPS or OPL, as applicable, until it has been accepted by both companies or, in the case of purchases solely of OPL shares, by OPL. See "THE PLAN -- Acceptance of Subscriptions by UPS and OPL." All sales of Units will be made at the Unit Price at the time of acceptance and all sales of OPL Common Stock subscribed to separately will be made at the Current Price of OPL Common Stock at the time of acceptance. See "THE PLAN -- Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions." For further information concerning prices, subscriptions and their acceptance or rejection, see the following subsections of "THE PLAN" herein: "Provisions of the Subscription Agreement for Units;" "Provisions of the OPL Subscription Agreement;" "Normal Processing and Acceptance of Subscriptions;" "Delayed Acceptance of Subscriptions; Unavailability of Shares;" and "Rejection of Subscriptions."

     The offering of Units pursuant to the Plan is being made to managers and supervisors of UPS who have received or will receive awards under the UPS Managers Incentive Plan for distribution in the calendar year in which a subscription for Units is received by UPS, and who, at the date their respective subscriptions are accepted, are actively employed as UPS managers or supervisors and beneficially own UPS Common Stock and OPL Common Stock. The offering of Units is also being made to certain other eligible individuals as determined from time to time by UPS, in its sole discretion. The offering of shares of OPL Common Stock is being made to participants in the Stock Option Plans who have exercised options to acquire UPS Common Stock in the calendar year in which the subscription for OPL Common Stock is received by UPS. See "THE
PLAN -- Eligibility to Subscribe to Units" and "Eligibility to Subscribe to Shares of OPL Common Stock." UPS may limit aggregate subscriptions by any eligible participant to certain maximums described herein in any calendar year, and it generally anticipates imposing those limitations. For the purposes of this Prospectus, references herein to managers, supervisors, or other employees of UPS, and references to employment by UPS, shall include managers, supervisors, and other employees of, and employment by, UPS and its Subsidiaries as defined in the Plan.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES OR
    INSURANCE COMMISSION OF ANY STATE OR OTHER JURISDICTION NOR HAS ANY
        SUCH COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                                  PROSPECTUS.
                             ---------------------

United Parcel Service of America, Inc.
          , 1997

Overseas Partners Ltd.
          , 1997

                                 THE COMPANIES

UPS

     UPS, a Delaware corporation, through subsidiaries, provides specialized transportation and logistics services, primarily through the pickup and delivery of packages and documents. Service is offered throughout the United States and in more than 200 other countries and territories throughout the world. In terms of revenue, UPS is the largest package delivery company in the world.

     With minor exceptions, UPS Common Stock has historically been owned by or held for the benefit of persons actively employed by UPS or their families; or by former employees, their estates or heirs; or by charitable foundations established by UPS founders and their family members; or by other charitable organizations which have acquired their stock by donations from such shareowners.

     The Common Stock of UPS is not traded on a national securities exchange or in the organized over-the-counter market. UPS has been the principal purchaser of shares of UPS Common Stock through exercise of preferential and other rights to purchase such shares and through offers to purchase shares from shareowners as more fully described herein under "DESCRIPTION OF UPS COMMON STOCK," and "UPS MANAGERS STOCK TRUST."

     The executive offices of UPS are at 55 Glenlake Parkway, NE, Atlanta, Georgia 30328, and its telephone number is (404) 828-6000.

OPL

     OPL and its subsidiaries are engaged in property, casualty and life reinsurance and leasing and real estate operations. Its major source of business is reinsuring shippers' insurance issued by United States-based insurance companies covering loss or damage to shippers' packages carried by subsidiaries of UPS. OPL, through its United States-based leasing subsidiary, is involved in leasing and real estate operations.

     OPL expects to continue to examine other areas of reinsurance and other opportunities to expand its leasing and real estate operations. However, OPL believes that package reinsurance will continue to be a significant part of its business. There can be no assurance that UPS or its subsidiaries will continue to utilize the insurance arrangements for which OPL provides reinsurance.

     OPL was incorporated under Bermuda law in 1983 as a wholly-owned subsidiary of UPS. On December 31, 1983, ownership of OPL was distributed when UPS paid a special dividend to UPS shareowners of one share of OPL Common Stock for each share of UPS Common Stock then outstanding, resulting in the distribution of approximately 97% of the outstanding OPL Common Stock to owners of shares of UPS Common Stock. OPL commenced business on January 1, 1984.

     OPL Common Stock is not traded on a securities exchange or in the organized over-the-counter market. OPL has rights under its Bye-Laws to purchase OPL Common Stock upon attempted sales and in certain other circumstances, at a price no greater than the net book value per share of OPL Common Stock as reported in its most recently published Annual Report to Shareowners or otherwise generally made available to OPL's shareowners, as more fully described herein under "DESCRIPTION OF OPL COMMON STOCK."

     OPL's address is Craig Appin House, 8 Wesley Street, Hamilton HM 11, Bermuda, and its telephone number is (441) 295-0788.

                  PERIODIC REPORTS DISTRIBUTED TO SHAREOWNERS

     UPS and OPL each prepare and distribute an annual report containing audited financial statements to their respective shareowners. UPS prepares and distributes quarterly letters to its shareowners discussing developments in UPS's business and earnings and informing shareowners of the Current Price of a share of UPS Common Stock. OPL prepares and distributes to its shareowners quarterly reports containing financial data for the first three quarters of each fiscal year. All currency amounts contained in the reports prepared by OPL are expressed in United States dollars. UPS and OPL are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and UPS and OPL will each, upon written or oral request, provide without charge to any person to whom this Prospectus is delivered a copy of any and all information relating to it which has been incorporated by reference in this Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN UPS AND OPL DOCUMENTS BY REFERENCE."

                         POTENTIAL CONFLICT OF INTEREST

     Certain directors of OPL are also directors, officers or employees of UPS and shareowners of both companies. In considering which risks related to UPS's business to reinsure, or which leasing or other arrangements to enter into with UPS, the directors of OPL who are also directors, officers or employees and shareowners of UPS must consider the impact of their business decisions on each of the two companies. Although prevailing market conditions are among the factors considered by them in making such decisions, there can be no assurance that transactions relating to the two companies will be on the most favorable terms that could be obtained by either party in the open market. OPL does not have any formal conflict resolution procedures. Nevertheless, in connection with the reinsurance by OPL of risks related to the business of shippers' reinsurance, OPL does not believe that there is any basis to question the rate charged by the primary insurers reinsured by OPL, which rates are competitive with those charged to shippers utilizing other carriers. Additionally, in connection with major transactions in which UPS and OPL have been involved, primarily leasing transactions, OPL has generally obtained fairness or valuation opinions from one or more leading investment banking firms or other organizations with significant expertise in the evaluation of the interests involved.

                                    THE PLAN

     The information below describes the terms of the Plan and discusses the methods by which eligible participants may subscribe to purchase Units and shares of OPL Common Stock.

REASONS FOR THE PLAN.

     UPS believes that its success over the years has derived in large measure from its policy of seeking to maintain ownership of its Common Stock in the hands of its active managers and supervisors. To further this objective, UPS has long maintained the UPS Managers Incentive Plan (the "Incentive Plan"), under which managers and supervisors have received annual incentive awards of UPS Common Stock, and has more recently adopted the Stock Option Plans. It has also provided other arrangements over the years that have enabled managers and supervisors to purchase shares of UPS Common Stock. In 1995, UPS expanded on this concept by offering the UPS Common Stock to other personnel who have been employed by UPS for at least one year.

     UPS has historically offered shares of OPL Common Stock to further its policy of encouraging ownership of OPL Common Stock largely by UPS shareowners. Since 1984 UPS has provided shares of UPS Common Stock and OPL Common Stock to its active managers and supervisors under the Incentive Plan. Prior to the effectiveness of a four-for-one stock split in the Common Stock of UPS in 1991, such shares were provided on a one-to-one basis under the Incentive Plan. It is UPS's present intention to provide shares of UPS Common Stock and OPL Common Stock under the Incentive Plan on a four-to-one basis.

     In recent years, UPS has been able to purchase from several sources, including through the exercise of its rights of purchase under the UPS Managers Stock Trust and, prior to their amendment in August 1996, OPL's Bye-Laws, more shares of UPS Common Stock and OPL Common Stock than it requires for its corporate purposes. UPS anticipates that, as to UPS Common Stock, this situation may continue in the future. Accordingly, from June 1986 until the date of this Prospectus, UPS has made shares of UPS Common Stock and OPL Common Stock available for purchase by eligible managers and supervisors (the "Continuous Offering"). UPS has expanded the Continuous Offering to trustees and custodians of self-directed individual retirement accounts of such eligible managers and supervisors and certain other individuals in UPS's sole discretion. Such shares are available to participants in the Continuous Offering in Units consisting of one share of UPS Common Stock and one-fourth of a share of OPL Common Stock. In 1995, UPS commenced offering shares of UPS Common Stock and OPL Common Stock pursuant to its Employees Stock Purchase Plan (the "1995 Employees Stock Plan"). In 1996, the Board approved the Plan to which this Prospectus relates and the 1997 Employees Stock Purchase Plan (the "1997 Employees Stock Plan"), which have now replaced the offerings under the prior 1995 Employees Stock Plan and the Continuous Offering.

     In August 1996, the shareowners of OPL approved amendments to the OPL Bye-Laws which eliminated the repurchase rights of UPS with regard to OPL shares, and granted substantially identical rights to OPL. As a result, UPS ceased its acquisition of OPL shares from OPL shareowners, and repurchases after August 7, 1996 have been made by OPL. The OPL shares sold hereunder are sold by OPL for its own account.

     Under the terms of the Plan, Units consisting of one share of UPS Common Stock and one-fourth of a share of OPL Common Stock are offered for purchase, in integral multiples of four Units, by eligible managers and supervisors of UPS and certain other individuals in UPS's sole discretion, and by trustees and custodians of self-directed individual retirement accounts of such persons, subject to availability. See "Term of the Plan."

     Prior to the amendments to the 1991 Plan on May 15, 1992, UPS provided for issuance of shares of UPS Common Stock and OPL Common Stock to participants in the 1991 Plan by repurchasing the Book Value Shares (as previously provided in the 1991 Plan) received upon exercise of the options. Amendments to the 1991 Plan in 1992 eliminated the concept of Book Value Shares and made the options issued under the 1991 Plan exercisable solely for UPS Common Stock. In order to permit participants in the 1991 Plan to continue to acquire OPL Common Stock, UPS decided in 1993 to allow such participants to purchase through the Continuous Offering, during a specified period, a limited number of shares of OPL Common Stock based upon the number of UPS shares received upon exercise of their options. Similarly, participants in the Stock Option Plans are allowed to purchase through the Plan to which this Prospectus relates, during the specified period, a limited number of shares of OPL Common Stock based upon the number of UPS shares received upon exercise of their options as described further herein. OPL will continue to make OPL shares available to the eligible individuals. See "How to Subscribe to Shares of OPL Common Stock." However, no fractional shares of OPL Common Stock will be sold hereunder. Subscriptions may be adjusted, as provided herein, to prevent the sale of fractional OPL shares. See "How to Subscribe to Units;" and "How to Subscribe to Shares of OPL Common Stock."

ADMINISTRATION OF THE PLAN.

     The Plan will be administered by the Board of Directors of UPS, a committee of the Board of Directors to which the Board of Directors may delegate such responsibility from time to time and whose committee members will be appointed by the Board of Directors from time to time, or by the applicable employees of a department of UPS (such as, for example, the UPS Shareowner Relations Department) to which the responsibility for administration of the Plan has been assigned from time to time. The Plan shall be administered in such manner as the then applicable administrator may determine from time to time in accordance with the Plan. Eligible participants in the Plan may obtain additional information about the Plan and direct questions concerning the Plan to UPS at: Shareowner Relations, United Parcel Service of America, Inc., 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6000.

TERM OF THE PLAN.

     UPS expects to continue the Plan for an indefinite period, subject to continued availability of shares of UPS Common Stock to UPS and OPL Common Stock to OPL in excess of the number of shares needed to meet their respective anticipated corporate needs, including awards under the Incentive Plan and Stock Option Plans. While UPS's long range needs for shares are difficult to predict and depend upon a number of factors, including future growth in UPS's business and earnings and the level of the Current Prices of UPS shares and OPL shares in relation to earnings, UPS plans to continue the Plan and UPS and OPL will attempt to fill subscriptions on a relatively prompt basis over the near term. However, no assurance can be given that sufficient shares will be available to fill all subscriptions. See "Delayed Acceptance of Subscriptions; Unavailability of Shares."

     In the registration statements to which this Prospectus relates, there are registered a total of 20,000,000 shares of UPS Common Stock and 6,000,000 shares of OPL Common Stock, subject to adjustments to reflect stock splits, stock dividends or similar events, for sale pursuant to the Plan. UPS and OPL consider the total number of registered shares to be adequate to meet anticipated subscriptions for shares for a period of two years from the date of this Prospectus. UPS and OPL may seek to cause additional shares to be registered for sale as the need arises in the future.

     Notwithstanding the foregoing, UPS may terminate the Plan at any time for any reason. See "Change in the Plan; Interpretation."

USE OF PROCEEDS.

     The funds derived from the sale of shares of UPS Common Stock offered hereby will be added to UPS's cash and used for the general purposes of UPS's business. The funds derived from the shares of OPL Common Stock offered hereby will be added to OPL's cash and used for the general purposes of OPL's business.

TAX ASPECTS OF THE PLAN.

     In general, a participant who purchases Units or OPL Common Stock under the Plan will not realize any taxable income upon the purchase of the Units or OPL Common Stock. However, any dividends received with respect to the Units or OPL Common Stock are subject to federal and other income taxes, and any gain or loss realized by a participant from a later sale or exchange of the shares underlying the Units or the OPL Common Stock sold separately could be reportable as a taxable capital gain or loss. Each participant should consult his or her own tax advisor with respect to his or her own personal tax situation.

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974.

     Any gain or loss realized on the sale by UPS of shares of UPS Common Stock offered hereby, represented by the difference between the prices paid by UPS for the shares and the prices at which the shares are sold, will be treated as an addition to or reduction of paid-in capital of UPS. Any such gain or loss on the sale by OPL of shares of OPL Common Stock offered hereby will be similarly treated by OPL.

ELIGIBILITY TO SUBSCRIBE TO UNITS.

     The offering of Units is being made, subject to the terms discussed below, pursuant to the Plan to UPS managers and supervisors who have received awards under the Incentive Plan for distribution in the calendar year in which the subscription is received by UPS, and who, on the date on which their respective subscriptions are accepted by UPS and OPL, are actively employed as UPS managers or supervisors and beneficially own shares of both UPS Common Stock and OPL Common Stock ("eligible managers or supervisors"). Eligible managers or supervisors may subscribe to Units only for their own account and not for the account of any other person.

     Further, subject to the terms discussed below, trustees and custodians of self-directed individual retirement accounts (within the meaning of Section 408(a) of the Internal Revenue Code) of eligible managers or supervisors ("eligible fiduciaries") are permitted to subscribe to Units. Such individual retirement accounts must provide that the eligible fiduciaries may purchase and sell only upon the direction of the eligible manager or supervisor under such account, and the terms of such individual retirement account must provide that the UPS Common Stock and OPL Common Stock held by the account will not be commingled with other property, including a common trust fund or common investment fund within the meaning of
Section 408(a)(5) of the Internal Revenue Code which holds individual retirement account assets or the assets of employee benefit plans exempt from taxation under Section 401(a) of the Internal Revenue Code. Eligible fiduciaries of individual retirement accounts of eligible managers or supervisors may subscribe to Units only for individual retirement accounts of such employees and only upon the direction of an eligible manager or supervisor. In addition, an eligible manager or supervisor and his/her eligible fiduciary may only subscribe to an annual aggregate maximum of 10,000 Units, which UPS may impose. In addition, UPS reserves the right, in its sole discretion, to permit, from time to time, other individuals, including but not limited to non-employee members of its Board of Directors, to participate in the Plan upon the same terms as eligible managers or supervisors hereunder.

HOW TO SUBSCRIBE TO UNITS.

     An eligible manager or supervisor may subscribe to and pay for Units by either a cash subscription or by a payroll deduction subscription. The election to subscribe to Units by one of these methods is not exclusive and does not preclude an eligible manager or supervisor from subscribing to additional Units by the other method at any time, subject only to the annual aggregate purchase limitation of 10,000 Units which UPS may impose. An eligible fiduciary may subscribe to and pay for Units by cash subscription only.

     Cash Subscription. An eligible manager or supervisor may subscribe, or direct his/her eligible fiduciary to subscribe, to the purchase of not less than 20 nor more than 10,000 Units annually, in integral multiples of four Units, by delivering to UPS a fully executed Cash Subscription Agreement in the form accompanying this Prospectus, together with a check or money order payable to the Transfer Agent for UPS and OPL, First Union National Bank ("First Union"), for the aggregate Unit Price of the total Units subscribed to. UPS will forward the check or money order to First Union pending the acceptance or rejection of the Cash Subscription Agreement by UPS and OPL as provided herein. For information regarding the calculation of the Unit Price, see "How to Calculate the Unit Price" below. In the case of a purchase by an eligible fiduciary, the eligible fiduciary shall provide such additional information as UPS may require to establish the eligible fiduciary's status as such, which may include information regarding the establishment of the individual retirement account and the eligible fiduciary's authority to act in accordance with the instructions of the directing eligible manager or supervisor.

     If an eligible manager or supervisor or eligible fiduciary submitting a Cash Subscription Agreement seeks to purchase a number of Units not evenly divisible by four, resulting in a subscription for a fractional number of shares of OPL Common Stock, UPS and OPL may, at their option, (i) reject the subscription in full; (ii) notify the subscriber and allow him/her the opportunity to remit the additional amount to equal the aggregate Unit Price of an integral multiple of four Units; or (iii) fulfill the subscription for the purchase of the maximum number of Units wholly divisible by four for which payment has been received, and refund any excess monies to the subscriber. Once UPS has accepted a subscription, it will forward the subscription to OPL, for acceptance or rejection. Currently, UPS and OPL intend to reject subscriptions that are not for integral multiples of four Units. In the event that UPS or OPL rejects a subscription, the Cash Subscription Agreement will be returned to the subscriber by UPS or OPL, as the case may be, and the subscription check will be returned to the subscriber by First Union.

     Payroll Deduction Subscription. An eligible manager or supervisor, subject to certain legal restrictions in some states, may also elect, pursuant to the Payroll Deduction Stock Purchase Plan (the "Payroll Deduction Plan"), to pay the Unit Price of Units subscribed to by means of deductions from such individual's salary. The Payroll Deduction Plan is subject to the following pay period minimums: $20 per pay period for eligible managers or supervisors who are paid twice per month, and $40 per pay period for eligible managers or supervisors who are paid monthly. Eligible managers or supervisors who elect to participate in the Payroll Deduction Plan may, at any time, elect to have a fixed dollar amount deducted from their pay checks for the purpose of purchasing Units of UPS Common Stock and OPL Common Stock, during each Quarterly Purchase Period (as defined below), on a continuing basis, by delivering to UPS an appropriately completed and fully executed Subscription Agreement and Payroll Deduction Authorization in the form accompanying this Prospectus. The purchase of Units subscribed to pursuant to a Subscription Agreement and Payroll Deduction Authorization which authorizes fixed dollar amount deductions from every regular pay period will be effected quarterly. The dates on which the purchases will be made for each quarterly period are as follows:

       PERIOD DURING WHICH SALARY DEDUCTIONS MADE            PURCHASE DATE
       ------------------------------------------            -------------
November - January.......................................    February 15
February - April.........................................    May 15
May - July...............................................    August 15
August - October.........................................    November 15

     If the date on which a purchase is to be effected is a Saturday, Sunday or legal holiday, the purchase will be effected on the next succeeding business day. The periods during which salary deductions are made are referred to herein as "Quarterly Purchase Periods" and the dates on which purchases are effected are referred to as "Quarterly Purchase Dates." An eligible manager or supervisor who participates in the Payroll Deduction Plan will purchase the maximum number of Units, in integral multiples of four Units only, determined by dividing the sum of: (i) the total amount withheld during the current Quarterly Purchase Period, plus (ii) any amounts withheld in prior Quarterly Purchase Periods but not yet applied to the purchase of Units, by the current Unit Price. If the aggregate amount withheld is not sufficient to purchase at least four Units, or if it is greater than the aggregate Unit Price of an integral multiple of four Units, such amount or such excess, as the case may be, will remain in the eligible manager's or supervisor's account, without interest, and be used for the purchase of Units on the next Quarterly Purchase Date, unless the subscriber timely requests that such amounts be returned to him or her.

     An eligible manager or supervisor who elects to participate in the Payroll Deduction Plan may also subscribe to purchase Units, subject to an overall annual limit (including the Units subscribed to by his/her fiduciary) of 10,000 Units that UPS may impose, the Unit Price of which will be paid through deductions from such manager's or supervisor's "one-half month" salary payment, if any, received in December of each year. If an eligible manager or supervisor subscribing to Units, the Unit Price of which is to be paid through deductions from the one-half month salary payment, designates an amount to be withheld which will pay the subscription price of a number of Units not evenly divisible by four, resulting in a subscription for a fractional number of shares of OPL Common Stock, the amount withheld shall be applied to pay the aggregate Unit Price of the maximum number of Units for which funds have been withheld, in integral multiples of four Units, and any surplus in the amount withheld over the amount necessary for the purchase described herein shall be refunded to the subscriber, without interest.

     The purchase of Units to be paid for by deductions from the one-half month salary payment will be effected on December 15, or, if such date is a Saturday, Sunday or legal holiday, the next succeeding business day (the "December 15 Purchase Date"). Subscriptions for Units to be paid for through deductions from the one-half month salary payment are not continuous and must be renewed annually.

     Notwithstanding the deduction of any amount from salary payments in respect of a subscription to Units, a subscriber will not be the beneficial owner of any shares of UPS Common Stock or OPL Common Stock offered hereby, and will have no rights with respect to any such shares, until the subscriptions for such shares have been accepted by both UPS and OPL. See "Acceptance of Subscriptions by UPS and OPL." Upon acceptance of a Subscription Agreement and Payroll Deduction Authorization, UPS will forward to OPL the applicable purchase price for the OPL shares to be purchased at such times and in such manner as is agreed upon by UPS and OPL from time to time.

     The Subscription Agreement and Payroll Deduction Authorization authorizes UPS to deduct from such eligible manager's or supervisor's monthly or semi-monthly salary payments and/or one-half month salary payment, a fixed dollar amount subscribed to, until such authorization is altered or revoked in writing. Amounts deducted from salary payments will be paid to the accounts of UPS and OPL, as applicable, upon the effectuation of the purchase of Units on the applicable purchase date. All amounts which are deducted prior to the purchase date will be held with UPS's general corporate funds pending the application of such funds to the purchase of Units, without interest to the subscriber. In cases where an eligible manager or supervisor terminates his/her employment during a Quarterly Purchase Period, he or she will not have any shares purchased for his or her account on the next Quarterly Purchase Date, and will instead receive a refund of all amounts deducted and not applied to the purchase of Units, without interest, approximately 15 days after the next Quarterly Purchase Date succeeding the termination of employment.

     UPS may limit aggregate subscriptions by any eligible manager or supervisor and his/her eligible fiduciary to a maximum of 10,000 Units in any calendar year, and it generally anticipates imposing the limitation.

PROVISIONS OF THE SUBSCRIPTION AGREEMENT FOR UNITS.

     Each eligible manager or supervisor or eligible fiduciary who wishes to subscribe to Units must sign the appropriate subscription agreement in order to evidence such subscriber's agreement to purchase Units, to facilitate recordkeeping with respect to the Plan and to evidence such subscriber's agreement to certain terms on which the willingness of UPS and OPL to accept the subscription is conditioned. Each of the subscription agreements, to which each subscriber is referred and which each subscriber should read in full, includes the following:

          1. An agreement that all UPS shares purchased by the subscriber will be deposited in the Stock Trust and an authorization to UPS to deliver the certificates for those shares to First Union, Philadelphia, PA, as Trustee of that trust. The purpose and effects of the Stock Trust are described under "UPS MANAGERS STOCK TRUST" in this Prospectus.

          2. An authorization to OPL to deliver certificates for the OPL shares to First Union, as Custodian for the subscriber, in lieu of physical delivery of the certificates to the subscriber.

     In addition, the Subscription Agreement and Payroll Deduction Authorization includes a provision authorizing UPS to deduct a fixed amount from the subscriber's monthly or semi-monthly salary payments during each Quarterly Purchase Period and/or from the one-half month salary payment, to be used to pay the aggregate Unit Price of the Units subscribed to in each quarter and/or from the one-half month salary payment, as the case may be, and to pay such amount to the accounts of UPS and OPL, as applicable, in payment of the aggregate Unit Price of the Units subscribed to for such Quarterly Purchase Period or from the one-half month salary payment. Further, the Cash Subscription Agreement and the Subscription Agreement and Payroll Deduction Authorization include provisions dealing with the possible unavailability of shares. See "Delayed Acceptance of Subscriptions; Unavailability of Shares."

HOW TO CALCULATE THE UNIT PRICE.

     The Unit Price equals the sum of the Current Price of a UPS share and one-fourth of the Current Price of an OPL share at the time UPS and OPL have both accepted a subscription. See "Acceptance of Subscriptions by UPS and OPL." The Unit Price will change from time to time, to reflect changes in the Current Price of either UPS shares or OPL shares. Thus it will be necessary for each eligible manager or supervisor and eligible fiduciary at the time he or she submits a Cash Subscription Agreement to calculate the amounts to be paid to UPS and OPL by determining separately the Current Price of a share of UPS Common Stock and the Current Price of a share of OPL Common Stock, multiplying by one-fourth the Current Price of a share of OPL Common Stock, and multiplying each such sum by the number of Units to which he or she has subscribed.

     The Current Price of a share of UPS Common Stock at any time means the price at which the Board of Directors of UPS has most recently authorized UPS to purchase UPS shares from shareowners. The Current Price of UPS Common Stock is reviewed, and may be changed, by the Board of Directors at meetings held in each calendar quarter. In determining the prices at which UPS is willing to purchase shares, the Board of Directors considers a variety of factors, including past and current earnings, earnings estimates, the ratio of UPS Common Stock to debt of UPS, other factors affecting the business and outlook of UPS and general economic conditions, as well as opinions furnished from time to time by two firms of investment counselors, each acting independently, as to the value of UPS shares. The Board of Directors has not followed any predetermined formula. It has considered a number of formulas commonly used in the evaluation of securities of closely held and of publicly held companies, but its decisions have been based primarily on the judgment of the Board of Directors as to the long-range prospects of UPS rather than what the Board of Directors considers to be the short-term trends relating to UPS or the values of securities generally. Thus, for example, the Board of Directors has not given substantial weight to short-term variations in average price-earnings ratios of publicly traded securities which at times have been considerably higher, and at other times, considerably lower, than those for UPS's shares. However, the Board's decision as to prices does take into account factors affecting generally the market prices of publicly traded securities, and prolonged changes in those prices could have an effect on the price established by UPS.

     One factor in determining the prices at which securities trade in the organized markets is that of supply and demand. When demand is high in relation to the shares which investors seek to sell, prices tend to increase, while prices tend to decrease when demand is low in relation to the shares being sold. To date, the UPS Board of Directors has not given significant weight to considerations of supply and demand in determining the price to be paid by UPS for its shares. The Current Price thus reflects UPS's well-established tradition of allowing the Board of Directors substantial discretion in establishing the fair value of shares of UPS Common Stock. The Current Price of a UPS share can be determined by referring to the letter (the "UPS Shareowners Letter") which UPS has sent to its shareowners following the most recent quarterly meeting of the UPS Board of Directors.

     The Current Price of a share of OPL Common Stock at any time means the net book value per share of such stock, determined from OPL's audited balance sheet as reported in its most recently published Annual Report to Shareowners and mailed to its shareowners or otherwise generally made available. The Current Price of OPL Common Stock is subject to change each year with the publication of OPL's Annual Report to Shareowners for the preceding year. The Current Price of an OPL share can be determined by referring to OPL's audited financial statements contained in its most recently published Annual Report to Shareowners or the letter setting forth the Current Price which is generally sent to OPL shareowners in January of each year. See "Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions."

ELIGIBILITY TO SUBSCRIBE TO SHARES OF OPL COMMON STOCK.

     The Offering of shares of OPL Common Stock is made, subject to the terms discussed below, to participants in the Stock Option Plans who have exercised options for UPS Common Stock in the calendar year in which the subscription is received by OPL. Eligible participants may subscribe to shares of OPL Common Stock only for their own account and not for the account of any other person. The only way to subscribe to shares of OPL Common Stock is by cash subscriptions.

HOW TO SUBSCRIBE TO SHARES OF OPL COMMON STOCK.

     In general, an eligible participant may subscribe, during a specified period, to purchase a number of shares of OPL Common Stock equal to one-fourth of the number of Net Shares of UPS Common Stock (as defined below) received upon exercise of options in the calendar year ("Option Exercise Year") in which the subscription for OPL shares is received by OPL. If this calculation results in a number of shares including a fractional share, the amount will be rounded up to the next whole share. In the case of cash exercises of options, Net Shares means the number of shares of UPS Common Stock received upon exercise. In the case of exercises of options using previously owned shares, Net Shares means the number of shares of UPS Common Stock received upon exercise of options reduced by the number of shares of UPS Common Stock used to exercise the options.

     The subscription period for the shares of OPL Common Stock shall be from May 15 to July 15 of an Option Exercise Year (the "Subscription Period"). UPS will notify eligible participants by letter of the maximum number of shares of OPL Common Stock to which they may subscribe prior to May 15 of such Option Exercise Year. A cash subscription agreement shall accompany each letter. The eligible participant may, at any time during the Subscription Period, subscribe to any number of shares of OPL Common Stock up to the maximum amount stated in the letter by delivery to First Union, as Transfer Agent, of the fully executed subscription agreement (the "OPL Subscription Agreement"). The Current Price of the shares may be paid only in cash, and thus, a bank cashier's or personal check or money order payable to "First Union

National Bank," as Transfer Agent, must accompany the OPL Subscription Agreement. No subscription for fractional shares will be accepted.

PROVISIONS OF THE OPL SUBSCRIPTION AGREEMENT.

     An eligible participant who wishes to subscribe to separate shares of OPL Common Stock must sign an appropriate subscription agreement in order to evidence his/her agreement to purchase the shares, to facilitate recordkeeping with respect to the Plan and to evidence his/her agreement to certain terms on which OPL's willingness to accept his/her subscription is conditioned. The OPL Subscription Agreement, to which each subscriber is referred and which each subscriber should read in full, includes an authorization to OPL to deliver certificates for the OPL shares to First Union, as Custodian for the subscriber, in lieu of physical delivery of the certificates to the subscriber.

HOW TO CALCULATE THE PRICE OF OPL COMMON STOCK.

     The price of each share of OPL Common Stock equals the Current Price of a share of OPL Common Stock at the time OPL accepts a subscription. See "Acceptance of Subscriptions by UPS and OPL." The subscription price will change from time to time, to reflect changes in the Current Price of OPL Common Stock. The total subscription price will equal the product of the Current Price of a share of OPL Common Stock multiplied by the number of shares.

     For a description of the Current Price of a share of OPL Common Stock, see "How to Calculate the Unit Price."

ACCEPTANCE OF SUBSCRIPTIONS BY UPS AND OPL.

     No subscription for the purchase of Units or shares of OPL Common Stock will become binding upon UPS or OPL until it has been accepted by both UPS and OPL in the case of Units, or by OPL, in the case of shares of OPL Common Stock sold separately. UPS and OPL reserve the right in the individual discretion of each, to accept or reject any subscription in part or in its entirety. Additionally, UPS reserves the right, at its sole discretion, to reject for any Quarterly Purchase Period or any other purchase period, any subscription to Units by not deducting the amounts authorized to be deducted for that purchase period from salary payments during such period. UPS also reserves the right to reject any quarterly or other subscription to Units after deducting any portion of the aggregate Unit Price from an eligible manager's or supervisor's salary payments by returning the amount so deducted, without interest, to him/her. The rejection of a subscription for one or more purchase periods shall not affect the ability or right of UPS to accept or reject such eligible manager's or supervisor's subscription for any subsequent purchase period.

     UPS's and OPL's acceptance of a cash subscription will take place at the mailing to the subscriber of a notice of acceptance, confirming their acceptance of the subscription, and showing the number and Current Prices of the UPS and OPL shares sold to the subscriber ("Notice of Acceptance"). In the case of subscriptions for shares of OPL Common Stock, OPL's acceptance will occur promptly after the close of the Subscription Period of an Option Exercise Year. In the case of Payroll Deduction Plan subscriptions, UPS's and OPL's acceptance of a subscription will occur only upon the recording of the purchase of the shares on their respective books, which will occur, if at all, on the applicable purchase date. The purchaser will be advised of the acceptance of his/her subscription by an account statement or receipt from First Union, as Trustee under the Stock Trust and as Custodian for shares of OPL Common Stock, indicating the number of shares of UPS Common Stock and/or OPL Common Stock newly allocated to his/her account. The account statement or receipt will be mailed to the purchaser as soon as practicable after the purchase date.

     Neither UPS nor OPL will accept a subscription submitted on a Cash Subscription Agreement until the subscriber's check or money order has been collected. If any check or money order submitted as payment cannot be collected, UPS and OPL may, in their discretion, return the subscription documents or request the subscriber to forward cash or wire funds in the amount of his/her payment. Neither UPS nor OPL will accept a subscription for the purchase of Units under the Payroll Deduction Plan submitted on a Subscription Agreement and Payroll Deduction Authorization until the amounts deducted from monthly or semi-monthly salary payments, and/or the one-half month salary payment, as the case may be, have been applied to the purchase of Units. Amounts deducted from monthly and semi-monthly salary payments will be applied to the purchase of Units on the purchase dates set forth above. See "How to Subscribe to Units." Amounts deducted from the one-half month salary payment will be applied to the purchase of Units on the December 15 Purchase Date.

     Notwithstanding the deduction of any amount from salary payments in respect of a subscription to Units, a subscriber will not be the beneficial owner of any UPS Common Stock or OPL Common Stock offered hereby, and will have no rights with respect to any such shares, until the subscriptions for such shares have been accepted.

NORMAL PROCESSING AND ACCEPTANCE OF SUBSCRIPTIONS.

     In the case of Units, the process of reviewing cash purchase subscriptions to determine acceptability and mailing Notices of Acceptance as provided herein, may normally require up to 15 days after UPS receives the subscription. Eligible managers or supervisors and eligible fiduciaries whose cash purchase subscriptions for Units are received less than 15 days prior to a change in the Current Price of UPS Common Stock or OPL Common Stock may incur an increase in the Unit Price of Units or in the Current Price of the OPL Common Stock to which they subscribe. Similarly, cash purchase subscriptions for Units received less than 15 days prior to the record date of a dividend on UPS or OPL shares may not be processed in time to enable the subscriber to receive the dividend. UPS and OPL shall in no event be liable for any costs or damages to such subscriber due to such changes in price or the failure to receive such dividends. For a description of the effect of a change in Current Price or a declaration of dividends prior to the acceptance of cash subscriptions, see "Effects of Changes in Current Prices or Dividends on Unaccepted Subscriptions."

     The process of reviewing Payroll Deduction Plan subscriptions to determine acceptability and arranging deductions of the Unit Price and any adjustments described herein from salary payments normally requires up to 30 days. A Subscription Agreement and Payroll Deduction Authorization providing for the quarterly subscription to Units will, if otherwise acceptable, be effected beginning in the month following its receipt by UPS. Payroll Deduction Plan subscriptions to Units to be paid for by deductions from the one-half month salary payment, if otherwise acceptable, will be effected only if received by UPS and OPL on or before November 15.

DELAYED ACCEPTANCE OF SUBSCRIPTIONS; UNAVAILABILITY OF SHARES.

     From time to time, delays in the ability of UPS or OPL to accept subscriptions within the normal processing period may arise from either (i) the concurrent receipt of unexpectedly large numbers of subscriptions or (ii) occasional circumstances under which UPS or OPL may not have sufficient numbers of UPS or OPL shares immediately available to fill subscriptions after taking into account their respective corporate needs for shares such as for awards under the Incentive Plan and the fulfillment of UPS's obligations under the Stock Option Plans. In the event that UPS or OPL determines, in the discretion of either of them, that there are not a sufficient number of shares of UPS Common Stock and/or OPL Common Stock available to satisfy all subscriptions for Units or shares of OPL Common Stock which UPS and OPL have accepted or which they anticipate accepting in any period, OPL will first fill subscriptions for OPL Common Stock with the OPL shares available as subscriptions for such shares are received. UPS and OPL will then fill subscriptions for Units as such subscriptions are received, in accordance with the election (as described below) of the subscriber included on his/her subscription agreement.

     Because the Units are sold on a basis of one share of UPS Common Stock to one-fourth of a share of OPL Common Stock, subscribers of Units using Cash Subscription Agreements will be given the choice to elect on the Cash Subscription Agreement one of the following to be effective in the event that a determination is made, as described above, that there are not enough shares to satisfy such subscription: 1. To allow UPS and OPL to substitute for such unavailable UPS or OPL shares, as many available shares as possible having a value equal to or less than the value of the unavailable shares and return to the subscriber any amount, without interest, of the subscription relating to any fractional amount of available shares that would result from such substitution; 2. To allow UPS and OPL to fill his/her subscription for Units with the available shares allocable to such Units and return to the subscriber the amount, without interest, of the subscription allocable to the unavailable shares; or 3. To require UPS and OPL to cancel his/her Cash Subscription Agreement and return his/her check or money order, without interest. For the same reasons stated above, subscribers to Units participating in the Payroll Deduction Plan will be given the choice to elect on the Subscription Agreement and Payroll Deduction Authorization one of the following: 1. To allow UPS and OPL to substitute for such unavailable UPS or OPL shares, as many available shares as possible equal to or less than the value of the unavailable shares; 2. To allow UPS and OPL to fill his/her subscription for Units with the available shares allocable to such Units; or 3. To require UPS to suspend the subscriber's participation in the Payroll Deduction Plan until such quarter as there are sufficient Units available to satisfy his/her subscription. If no election is made on a subscription agreement, UPS and OPL will reject the subscription agreement as described below. If a participant in the Payroll Deduction Plan makes one of the elections described above, any deducted funds not used to purchase Units or available shares will be held by UPS, without interest, until the earlier of: (1) investment in Units or available shares, as described above, or (2) such subscriber requests in writing that such funds be returned, without interest, to him or her.

     Delays may also arise from circumstances relating to the acceptability of an individual subscription. If a cash subscription is subsequently rejected or withdrawn, the subscription price will be returned to the subscriber without interest. If a Payroll Deduction Plan subscription is ultimately rejected, the amount of the subscription price actually deducted will be returned, without interest, to the subscriber. If a Payroll Deduction Plan subscription is withdrawn by the subscriber, any amount actually deducted from the subscriber's funds will be applied to the purchase of Units on the applicable purchase date unless the subscriber timely requests the return of such amounts in writing. In such event, the subscriber will not be entitled to any interest payments on the amount deducted or returned. If the subscription is ultimately accepted, the UPS and OPL shares will be delivered to First Union as Trustee under the Stock Trust and as Custodian for OPL shares, as described herein, but no interest will be paid on the subscription payment.

EFFECTS OF CHANGES IN CURRENT PRICES OR DIVIDENDS ON UNACCEPTED SUBSCRIPTIONS.

     Units. Units will be sold at the Unit Price in effect when the subscription is accepted by both UPS and OPL. Subscribers who remitted payment with their Cash Subscription Agreement and whose subscriptions have not been accepted by UPS and OPL at the time of an increase in the Current Price of either UPS Common Stock or OPL Common Stock will be notified of the increase, and the individual subscriber may then choose either (i) to withdraw his/her subscription, (ii) to pay the additional amount needed to equal the higher Unit Price of the Units or (iii) to reduce to not less than 20 the number of Units subject to the subscription. If the Current Price of the UPS or OPL shares in a Unit decreases at any such time, UPS or OPL, as applicable will give notice to subscribers of this fact and afford them the opportunity to withdraw their subscription or either to seek a refund of the amounts not needed to pay the aggregate Unit Price of the Units subscribed to or to increase the number of Units which the subscriber desires to purchase.

     The Quarterly Purchase Dates have been set with the expectation that they will occur in the same month as, and prior to, the quarterly meeting of UPS's Board of Directors at which a change in price of UPS Common Stock is considered by the Board of Directors. It is likely that the Current Price of UPS Common Stock on the first day of a Quarterly Purchase Period will differ from the Current Price in effect on the related Quarterly Purchase Date. The Current Price of a share of OPL Common Stock generally changes only in early January of each year when OPL announces the audited net book value per share as determined as of December 31 of the preceding year. Because any increase or decrease in the Current Price of a share of OPL Common Stock is likely to occur before the February 15 Quarterly Purchase Date, the Current Price of all Units to which an eligible manager or supervisor has subscribed in the November through January Quarterly Purchase Period, including Units for which salary deductions were made prior to the change, will be affected by the change in the Current Price of OPL Common Stock. Accordingly, the total price of Units subscribed to in such Quarterly Purchase Period will be adjusted by the amount of the change in the Current Price of an OPL share multiplied by the number of shares of OPL Common Stock included in the Units subscribed to. In the event that a change in the Current Price of a share of UPS Common Stock or OPL Common Stock occurs between the first day of a Quarterly Purchase Period and the related Quarterly Purchase Date, other than as described above, similar adjustments will be made. UPS will apply the amount scheduled to be deducted from salary payments during such Quarterly Purchase Period to the purchase of the maximum number of Units, in integral multiples of four Units, which such amount will purchase as of the Quarterly Purchase Date. The excess of the amount deducted over the aggregate Unit Price of the Units purchased will be applied to the aggregate Unit Price of Units to be purchased on the next Quarterly Purchase Date.

     Subscribers will not be entitled to receive, and no adjustment will be made on account of, any cash or stock dividend made payable to shareowners of record on a date preceding acceptance of subscriptions (including where subscriptions are accepted on a purchase date). In the event of a distribution characterized by the Board of Directors of UPS or OPL, as the case may be, as a stock split prior to acceptance of subscriptions which have been received, the price and number of shares subject to the subscription will be adjusted proportionately.

     OPL Common Stock. OPL Common Stock will be sold at the Current Price in effect when the subscription is accepted by OPL. Subscribers who remitted payment with their OPL Subscription Agreement and whose subscriptions have not been accepted by OPL at the time of an increase in the Current Price of the OPL Common Stock will be notified of the increase, and the individual subscriber may then choose either: (i) to withdraw his/her subscription, (ii) to pay OPL the additional amount needed to pay the higher subscription price or (iii) to reduce his/her subscription.

     Subscribers will not be entitled to receive, and no adjustments will be made on account of, any cash or stock dividend made payable to shareowners of record on a date preceding acceptance of subscriptions. In the event of a distribution characterized by the Board of Directors of OPL as a stock split prior to acceptance of subscriptions which have been received, the price and number of shares subject to the subscription will be adjusted proportionately.

REJECTION OF SUBSCRIPTIONS.

     UPS and OPL each retain the right to accept or reject any subscription until the subscription has been accepted. Since the primary purpose of the Plan is to enhance the ownership relationship of managers and supervisors with UPS, events such as changes in a subscriber's employment status with UPS or the personal financial circumstances of the subscriber or conditions or activities which suggest that the subscriber is seeking to purchase shares with a view to short-term speculation rather than investment may result in rejection. Similarly, changes in applicable federal or local law or regulation which make it impracticable to continue the Plan generally or in particular areas may require the rejection of subscriptions or suspension of solicitations. These examples are intended to illustrate reasons why UPS and OPL must reserve the right to reject any subscription or group of subscriptions and are not intended to limit the discretion of UPS and OPL to reject any subscription. In addition, UPS and OPL expect that they will reject subscriptions which fail to comply with the terms of the Plan as described in this Prospectus and in the applicable subscription agreement, although they may alternatively, from time to time, provide a subscriber with the opportunity to conform to the subscription agreement before doing so. Upon the rejection of cash subscriptions, UPS or OPL will refund to the subscriber, or if applicable will cause First Union to refund to the subscriber, without interest, any monies paid by such subscriber on account of his or her subscription.

     UPS additionally reserves the right to reject any Payroll Deduction Plan subscription in whole or in part. UPS in its sole discretion may also reject for one or more Quarterly Purchase Periods any quarterly subscription to Units by not deducting the amount authorized for deduction by a subscriber for that Quarterly Purchase Period from salary payments. UPS may also reject any quarterly subscription to Units after making deductions from a subscriber's salary payments by returning the amount deducted, without interest, to the subscriber.

WITHDRAWAL OF PAYROLL DEDUCTION PLAN SUBSCRIPTIONS; CHANGE IN THE AMOUNT TO BE DEDUCTED.

     An eligible manager or supervisor who has submitted a Subscription Agreement and Payroll Deduction Authorization and subscribed to Units to be paid for by means of deductions from salary payments may withdraw such subscription at any time. In the case of quarterly subscriptions, a written notice of withdrawal will be effective to prevent future deductions from monthly or semi-monthly salary payments commencing with salary payments to be received in the month following receipt of the notice by UPS. A written notice of withdrawal will be effective to prevent a deduction from the one-half month salary payment only if it is received before November 15. By virtue of a subscriber's agreeing to participate in the Payroll Deduction Plan and to have UPS process the salary deductions without charging the subscriber the cost of the related administrative expenses, a subscriber will be deemed to have agreed that he or she is entitled to receive a refund of any amount previously deducted from his/her salary payments in respect of such subscription only if a written request is received before the first day of the month in which the next Quarterly Purchase Date occurs in the case of quarterly subscriptions, or November 15 in the case of subscriptions payable from the one-half month salary payment. If any such request is not timely received, the subscriber will purchase the maximum number of Units, in integral multiples of four Units, which may be purchased with the amount deducted from his/her monthly or semi-monthly salary payments during such Quarterly Purchase Period in the case of quarterly subscriptions, or the amount scheduled to be deducted from such subscriber's one-half month salary payment in the case of subscriptions payable from the one-half month salary payment. No fractional Units or fractional shares of OPL Common Stock will be sold. Any excess amount deducted will be returned to the subscriber, without interest.

     Subscribers may increase or decrease the amount to be deducted in each Quarterly Purchase Period by submitting a new Subscription Agreement and Payroll Deduction Authorization. The adjusted subscription and salary deductions will become effective in the month following receipt of the form by UPS. A subscriber who wishes to adjust the amount to be deducted from his/her one-half month salary payment may do so by submitting a new Subscription Agreement and Payroll Deduction Authorization which UPS must receive by November 15.

DELIVERY OF THE UPS AND OPL SHARES FOR THE ACCOUNT OF PURCHASERS UPON
ACCEPTANCE.

     As soon as practicable after UPS and OPL have accepted a subscription, (i) UPS will deliver to the Trustee of the Stock Trust, for the benefit of the subscriber, the UPS shares subscribed to by the purchaser and (ii) OPL will deliver to the Custodian of the OPL shares, for the benefit of the subscriber, the OPL shares subscribed to by the purchaser. A receipt for the UPS shares will be sent to subscribers by First Union as Trustee under the Stock Trust, and acknowledgements for the OPL shares will be sent to subscribers by First Union as Custodian for the OPL shares.

     The OPL shares will be deposited with First Union as Custodian for each subscriber. First Union will register the shares in its name and will sell or otherwise dispose of the shares upon the subscriber's instruction and in conformity with the restrictions contained in the OPL Bye-Laws. Any cash dividends and other distributions which may be paid on the OPL shares will be promptly remitted by First Union, as Custodian, to the shareowner.

     Owners of OPL shares held by First Union receive periodic statements of the number of shares of OPL Common Stock held for their account and of dividends paid on those shares. Notice of any regular or special meeting of shareowners of OPL are forwarded to shareowners by First Union, which votes the shares as directed by the shareowner or, on request, furnishes the shareowner with its proxy thus permitting the shareowner to vote the shares of OPL stock held for him or her at the meeting.

     Until instructions are received by First Union requesting that the certificates for OPL shares be delivered to a purchaser, First Union will continue to hold such shares, as Custodian for the purchaser.

RIGHTS OF UPS TO REPURCHASE UPS SHARES SOLD PURSUANT TO THE PLAN.

     The UPS Certificate of Incorporation provides UPS with the right to purchase all or a portion of the shares of UPS Common Stock which a shareowner seeks to sell or otherwise attempts to transfer for value to a third person at the same price and upon the same terms as the shares are proposed to be sold to the third person. See "DESCRIPTION OF UPS COMMON STOCK -- The UPS Right of Preferential Purchase." In addition, all the UPS shares will be subject to UPS's purchase rights under the Stock Trust. Under the

Trust Agreement governing the Stock Trust, UPS has certain rights to purchase shares subject to the Stock Trust at their fair market value (as provided in the Trust Agreement) following a trust participant's death, retirement or other termination of employment with UPS and when a trust participant seeks to withdraw shares held for his or her benefit under the Stock Trust. For a more complete discussion of the Stock Trust, the UPS rights of repurchase and the restrictions on transferability of shares subject to the Stock Trust, see "UPS MANAGERS STOCK TRUST" herein.

RIGHTS OF OPL TO REPURCHASE OPL SHARES SOLD PURSUANT TO THE PLAN.

     The Bye-Laws of OPL provide OPL with the right to purchase all or a portion of the shares of OPL Common Stock which a shareowner seeks to sell or otherwise attempts to transfer for value to a third party at the lower of their net book value or the price at which they are to be offered to the proposed transferee, and on the same terms upon which they are to be offered to the proposed transferee. See "DESCRIPTION OF OPL COMMON STOCK -- OPL's Right of First Refusal." In addition, all shares of OPL Common Stock sold pursuant to the Plan will be subject to the right of OPL, pursuant to its Bye-Laws, to purchase such shares at their Current Price following the shareowner's death, retirement from or other termination of employment with UPS, OPL or any of their respective subsidiaries. See "DESCRIPTION OF OPL COMMON STOCK -- OPL's Right to Purchase Shares Subscribed to pursuant to the Plan."

CHANGE IN THE PLAN; INTERPRETATION.

     UPS reserves the right, in its sole discretion, to change any term or condition of, or terminate in its entirety, the Plan at any time, or from time to time. The interpretation of the terms and conditions of the Plan shall be in the sole discretion of the Board of Directors of UPS, or any committee of the Board of Directors to which the Board of Directors has delegated such responsibility, and any such interpretation which may be made by the Board of Directors or any such committee from time to time is final and binding upon all offerees and subscribers in the Plan.

     If, at any time or from time to time, there shall occur a change in the nature of a share of UPS Common Stock or OPL Common Stock as a result of a combination or reclassification of such shares, a subdivision of such shares characterized by the Board of Directors of UPS or OPL, as the case may be, as a stock split or stock dividend, or other similar event, then, unless the Board of Directors of UPS or OPL shall otherwise expressly determine, the number or type of shares of UPS Common Stock or OPL Common Stock comprising a Unit shall automatically be changed and adjusted to reflect such combination, reclassification, subdivision or other event.

                        DESCRIPTION OF UPS COMMON STOCK

     UPS currently is authorized to issue 900,000,000 shares of Common Stock, of which 570,000,000 are issued and outstanding (including those shares held by UPS for distribution in connection with its stock plans) on the date hereof. UPS is also authorized to issue 200,000,000 shares of preferred stock, without par value. At present, no shares of preferred stock have been designated or are outstanding.

     Each share of UPS Common Stock is entitled to one vote in the election of directors and other matters, except that, generally, any shareowner or shareowners acting as a group (other than the Stock Trust or any employee benefit plan of UPS) who beneficially own more than 10 percent of the voting stock are entitled to only one one-hundredth of a vote with respect to each vote in excess of 10 percent of the voting power of the then outstanding voting stock. Holders have no preemptive or other right to subscribe to additional shares. In the event of liquidation or dissolution, they are entitled to share ratably in the assets available after payment of all obligations. The shares sold pursuant to the Plan are fully paid and nonassessable. The shares are not redeemable by UPS except through UPS's exercise of the preferential right of purchase mentioned below and, in the case of stock subject to the Stock Trust, UPS's right of purchase in the circumstances described in "UPS MANAGERS STOCK TRUST" herein.

THE UPS RIGHT OF PREFERENTIAL PURCHASE.

     The UPS Certificate of Incorporation provides that no outstanding shares of UPS capital stock entitled to vote generally in the election of directors may be transferred, except by bona fide gift or inheritance, unless the shares shall have been first offered, by written notice, for sale to UPS at the same price and on the same terms upon which they are to be offered to the proposed transferee. UPS has the option, within 30 days after receipt of the notice, to acquire all or a portion of the shares upon the terms offered. If UPS fails to exercise or waives the option, the shareowner may, within a period of 20 days thereafter, sell to any other person all, but not part, of the shares which were previously offered to UPS, for the price and on the terms described in the offer. All transferees of shares hold their shares subject to the same restriction. Shares previously offered but not transferred within the 20-day period remain subject to the initial restrictions. Shares may be pledged or otherwise used as collateral security, but no transfer may be made upon a foreclosure of the pledge unless the shares shall have first been offered to UPS in the manner described above.

                            UPS MANAGERS STOCK TRUST

     The Stock Trust is a method by which individuals who manage and supervise the affairs of UPS are provided with means of participating in the stock ownership of UPS during their years of active service and by which their stock is made available for those who will succeed them in the management of UPS.

     All shares in the Stock Trust are held by First Union, as Trustee, for the benefit of the participants in the Stock Trust, subject to certain rights of repurchase which the Trust Agreement gives to UPS.

     Participants in the Stock Trust are entitled to receive all dividends on their shares of UPS Common Stock, except that stock dividends are added to the shares held by the Trustee for the benefit of the individual participants. Participants are also furnished with periodic statements of the number of shares of UPS Common Stock held for their benefit and of dividends paid on those shares, annual reports, proxy statements and other communications of UPS to its shareowners. A participant may vote his or her shares by directing the Trustee how to vote, or if a participant chooses to vote personally, by directing the Trustee to deliver a proxy to him or her.

     Any participant may request withdrawal of all or some of the UPS shares held for his or her benefit under the Stock Trust at any time, or from time to time. UPS becomes entitled to purchase the shares at their fair market value at the time of sale, upon notice to the Trustee within 60 days of receipt of the written request. Upon such notice by UPS, the Trustee will hold the shares for delivery to UPS for purchase. UPS historically has interpreted fair market value to mean the then Current Price of the shares. The Stock Trust provides that if there is a difference of opinion as to the value, "fair market value" is considered the average price per share of all shares of UPS Common Stock sold during the 12 month period immediately next preceding the receipt by UPS from the Trustee of the shares being purchased. UPS anticipates that it will purchase all shares which participants ask to have withdrawn from the Stock Trust at the Current Price.

     There is no assurance that UPS will at all times need or be able to purchase shares which participants wish to sell. If UPS does not purchase the shares that participants ask to withdraw, they would then be entitled to receive them, free and clear of the Stock Trust, after expiration of the 60 day notice period and would be free to sell them subject to a continuing preferential purchase right which UPS has with respect to all of its stock. See "DESCRIPTION OF UPS COMMON STOCK -- The UPS Right of Preferential Purchase." There is no charge to participants upon withdrawal of shares from the Stock Trust.

     The Stock Trust provides that participants may, with the consent of UPS, temporarily withdraw shares from the Stock Trust to pledge them as security for loans by executing with UPS a consent setting forth the terms and conditions of withdrawal and delivering it to the Trustee. The Stock Trust also provides that an attempted assignment or levy upon shares shall be treated as a request to withdraw the shares from the Stock Trust. Further, consistent with prior practices under the Stock Trust before it was amended and restated, a participant may transfer shares of UPS Common Stock by gift or by will or the laws of descent and distribution to certain family members, and, in certain limited circumstances, donations of UPS Common

Stock to others may be permitted with the consent of UPS, provided that the transferees of the participant (all such transferees, collectively the "participant's transferees") agree to the terms of the Stock Trust.

     The Trust Agreement gives UPS the right to purchase a participant's shares at their fair market value following the participant's death, retirement or termination of employment. However, if at least 1,000 shares are held for the benefit of a participant and the participant's transferees under the Stock Trust, UPS may purchase a cumulative annual amount of up to 10% of the 1,000 or more shares held for the benefit of a participant and the participant's transferees, unless the owner requests withdrawal of shares from the Stock Trust, whereupon UPS can purchase them within 60 days of the request.

     Further, under trust agreements in use until July, 1995, which have not subsequently been modified, if at least 500 shares are held for the benefit of a participant under such trust agreements when active employment ceases, UPS can purchase a cumulative annual amount of 10% of the 500 or more shares held for the benefit of such participant for a period of 13 years after the cessation of the participant's active employment, unless the participant requests withdrawal of shares for the trust whereupon UPS can purchase these within 60 days of the request. If UPS fails to purchase any shares held under such trust agreements within 13 years after cessation of the participant's active employment, the participant has the right to withdraw them, free and clear of the Stock Trust but subject to the preferential purchase right of UPS referred to above.

     If less than 1,000 shares are held for the benefit of a participant and the participant's transferees when active employment ceases, UPS may purchase all of the shares beneficially owned by the participant and the participant's transferees at any time, subject to the owner's right to request withdrawal and the right of UPS to purchase the shares within the next 60 days.

     In addition, under trust agreements in use until July 1995, which have not subsequently been modified, if less than 500 shares are held for the benefit of such participant when active employment ceases, UPS may purchase all of the participant's shares at any time within the following three years, subject to the participant's right to request withdrawal and the right of UPS to purchase the shares within the next 60 days.

     The Stock Trust may be terminated by the vote of a majority of the shares subject to the Stock Trust, with the prior written consent of UPS, or if the Trustee should resign, by failure of a majority of participants or UPS to designate a successor trustee. UPS has the right to remove the Trustee at any time, with or without cause, and to appoint a successor trustee. Upon termination, the shares would be delivered to participants, subject to UPS's right to purchase at fair market value upon 90 days' prior written notice of intention to purchase. UPS may assign its purchase rights under the Stock Trust to another party.

                        DESCRIPTION OF OPL COMMON STOCK

     OPL currently is authorized to issue 900,000,000 shares of OPL Common Stock, of which 135,000,000 were issued and outstanding on the date hereof. It currently is also authorized to issue 200,000,000 shares of Preference Stock, par value $.10 per share. At present no such shares have been issued or are outstanding nor are there any plans to issue any such shares.

     Each share of OPL Common Stock is entitled to one vote in the election of directors and other matters except that any "Substantial Shareholder," as defined in OPL's Bye-Laws, is entitled to only one-hundredth of a vote with respect to each vote which is in excess of 10 percent of OPL's outstanding voting stock (as hereinafter defined). The term Substantial Shareholder is defined to mean any shareholder, other than UPS or any employee benefit plan of OPL or UPS, who is the beneficial owner of more than 10 percent of the voting power of the outstanding shares of OPL entitled to vote generally in the election of directors ("Voting Stock"). There are no limitations imposed by foreign law, or by OPL's Memorandum of Association and Bye-Laws, or by any agreement or other instrument to which OPL is a party or to which it is subject, on the right of shareowners, solely by reason of their citizenship or domicile, to vote OPL Common Stock. Upon liquidation, OPL's shareowners are entitled to share on a pro rata basis in the assets of OPL legally available for distribution to shareowners.

     First Union is the transfer agent and registrar for OPL Common Stock. Its address is 123 South Broad Street, Philadelphia, PA 19109.

OPL'S RIGHT OF FIRST REFUSAL.

     OPL's Bye-Laws provide that no outstanding shares of OPL Voting Stock, including shares of OPL Common Stock, may be transferred, except by bona fide gift or inheritance, unless such shares shall have first been offered, by written notice, for sale to OPL at the lower of their net book value or the price at which they are to be offered to the proposed transferee and on the same terms upon which they are to be offered to the proposed transferee. Notices of proposed transfers must be sent to the Treasurer of OPL, must set forth the number of shares proposed to be sold, the proposed price per share, the name and address of the proposed transferee, the terms of the proposed sale and must contain a statement by the proposed transferee that the information contained in the notice is true and correct. OPL has the option, within 30 days after receipt of the notice, to purchase all or a portion of such shares. If OPL fails to exercise or waives the option, the shareowner may, within a period of 20 days thereafter, sell to the proposed transferee all, but not part, of the shares which were previously offered to OPL and not purchased by it pursuant to its option, for the price and on the terms described in the notice. All transferees of shares hold their shares subject to the same restrictions. Shares previously offered to OPL but not transferred within the 20 day period remain subject to the initial restrictions. Shares of OPL Voting Stock may be pledged but they may not be transferred upon foreclosure unless they have first been offered to OPL in the manner described above.

OPL'S RIGHT TO PURCHASE SHARES SUBSCRIBED TO PURSUANT TO THE PLAN.

     The Bye-Laws of OPL afford OPL the right to purchase the OPL shares subscribed for pursuant to the Plan following the beneficial owner's retirement, death or other termination of employment with UPS or OPL or their respective subsidiaries. OPL may exercise this right to purchase all or a portion of the OPL shares of a former manager or supervisor at any time within a period of three years following such retirement, death or other termination (if the shareowner then owns less than 500 shares of UPS Common Stock) or in cumulative annual installments of up to 10% per year of such shares during a period of 13 years following such termination (if the shareowner then owns 500 or more such shares). The purchase price is the per share net book value of OPL Common Stock as determined from OPL's audited balance sheet and reported in its most recently published Annual Report to Shareowners preceding the date of purchase or otherwise generally made available as of the date of such purchase to shareowners. A legend describing this right of purchase may be placed on the certificates representing the OPL shares. Any transferee of OPL shares will hold those shares subject to this right of purchase by OPL.

     Additionally, under OPL's Bye-Laws, OPL has other rights to purchase OPL Common Stock at its net book value per share under certain circumstances.

                                 EXPERTS -- UPS

     The financial statements incorporated in this Prospectus by reference from UPS's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 EXPERTS -- OPL

     The financial statements incorporated in this Prospectus by reference from OPL's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    LEGAL MATTERS CONCERNING THE UPS SHARES

     William H. Brown, III, a director of UPS, is a partner of Schnader Harrison Segal & Lewis. As of February 1, 1997, Mr. Brown owned 24,500 shares of UPS Common Stock.

                    LEGAL MATTERS CONCERNING THE OPL SHARES

     The due issuance of the OPL shares being offered as described herein has been passed upon by Conyers, Dill & Pearman of Hamilton, Bermuda. Jeffrey L. Schulte, a partner of Schnader Harrison Segal & Lewis, has been appointed as the duly authorized agent of OPL in the United States for service of process. His address is One Peachtree Center, 303 Peachtree Street, N.E., Suite 2800, Atlanta, Georgia 30308-3252.

                       NOTICE TO RESIDENTS OF CALIFORNIA

     The offering of securities pursuant to the Plan is not being extended to California residents. However, UPS and OPL are willing to consider the waiver of their rights of first refusal relating to shares of UPS Common Stock and OPL Common Stock to enable managers and supervisors who are residents of California and who seek to purchase shares of UPS Common Stock and OPL Common Stock from shareowners who wish to sell such shares. Interested employees should contact UPS Shareowner Relations.

                         NOTICE TO RESIDENTS OF INDIANA

     The purchase of shares of OPL Common Stock may not be effected by means of salary deductions in Indiana. Therefore, residents of Indiana who wish to subscribe to Units and to participate in the Payroll Deduction Plan must tender to UPS for forwarding to First Union as Transfer Agent, a check or money order, made payable to "First Union National Bank," in an amount equal to the purchase price of the shares of OPL Common Stock subscribed to by the first day of the month in which a Quarterly Purchase Date occurs, or by November 15 in the case of subscriptions to be paid for out of the one-half month salary payment. If such payment is not received in a timely fashion, UPS and OPL reserve the right to reject a subscription for Units in its entirety, in which case a subscriber will not be entitled to purchase any securities, or, if UPS allows, to fulfill the subscription only for shares of UPS Common Stock. Salary deductions for the purchase price of shares of UPS Common Stock will be effected in the manner provided for deduction of the Unit Price.

     If an eligible manager or supervisor resident in Indiana subscribes to a number of Units in any Quarterly Purchase Period or from the one-half month salary payment which is not evenly divisible by four, resulting in a subscription for a fractional number of shares of OPL Common Stock, then UPS and OPL may, at their option, (i) reject the subscription in full; (ii) notify the subscriber and allow him/her the opportunity to remit the additional amount to yield an integral multiple of four Units; or (iii) fulfill the subscription for the purchase of the number of Units for which payment has been received, and refund any excess monies to the subscriber. Currently, UPS and OPL intend to reject subscriptions that are for fractional amounts.

                             AVAILABLE INFORMATION

     UPS and OPL are each subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048, and at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as UPS and OPL, that file electronically with the Commission. The address of the site is http://www.sec.gov.

          INCORPORATION OF CERTAIN UPS AND OPL DOCUMENTS BY REFERENCE

     The following documents filed by UPS with the Commission are incorporated herein by reference:

          (1) The Annual Report on Form 10-K of UPS for the year ended December 31, 1995;

          (2) The Description of Securities contained in Item 14 of the Form 10 of UPS dated April 1970, as updated by Item 5 of the Form 10-K of UPS for the year ended December 31, 1995;

          (3) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by UPS since the end of the year covered by its Annual Report referred to in (1) above.

     The following documents filed by OPL with the Commission are incorporated herein by reference:

          (1) The Annual Report on Form 10-K of OPL for the year ended December 31, 1995;

          (2) The Description of Securities contained in Item 11 of the Form 10 of OPL dated January 31, 1984, as amended and restated by the Form 8 of OPL dated April 18, 1984 and as updated by Item 5 of the Form 10-K for the year ended December 31, 1995;

          (3) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act by OPL since the end of the year covered by its Annual Report referred to in (1) above.

     All documents filed by UPS and OPL pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of UPS and OPL shares shall, to the extent required by law, be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     UPS and OPL will each, upon written or oral request, provide without charge to any person to whom this Prospectus is delivered a copy of any and all of the information relating to it which has been incorporated by reference in this Prospectus, other than exhibits to such information if such exhibits are not themselves incorporated by reference in such information. In addition, UPS and OPL will each, upon written or oral request, provide without charge to any person to whom this Prospectus is delivered a copy of such other documents as are required to be delivered under Rule 428(b) of the Securities Act of 1933, as amended. For UPS information such request should be directed to: Secretary, United Parcel Service of America, Inc., 55 Glenlake Parkway, NE, Atlanta, Georgia 30328, (404) 828-6000. For OPL information, such request should be directed to: Secretary, Overseas Partners Ltd., Craig Appin House, 8 Wesley Street, Hamilton HM 11, Bermuda, (441) 295-0788.

     OPL is a Bermuda corporation with offices in Hamilton, Bermuda, and certain of its directors are residents of Bermuda. A substantial portion of OPL's assets and all or substantially all of the assets of these directors are located outside the United States. Accordingly, it may be difficult for shareowners of OPL to effect service of process upon OPL or such persons within the United States and to enforce against them any judgments based upon the civil liability provisions of the Securities Act of 1933 or the Exchange Act (collectively, the "Federal securities laws") which may be obtained in courts in the United States. OPL has been advised by its counsel, Conyers, Dill & Pearman of Hamilton, Bermuda, that there is substantial doubt that courts in Bermuda would (i) enforce judgments based upon the civil liability provisions of the Federal securities laws obtained from courts in the United States against OPL or any such directors or (ii) recognize actions based upon such provisions against OPL or any of such directors.

=========================================================
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE DISTRIBUTION OF SHARES OF THE COMMON STOCK OF UPS AND THE COMMON STOCK OF OPL DESCRIBED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UPS OR OPL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF UNITS OR SHARES OF OPL COMMON STOCK SOLD SEPARATELY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPS OR OPL SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO THE FOREGOING SHARES, OR ANY OTHER SECURITIES, OR AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE OR JURISDICTION INTO WHICH NEITHER UPS NOR OPL IS QUALIFIED TO FORWARD SUCH SHARES OR AN OFFER OR SOLICITATION WITH RESPECT THERETO TO ANY PERSON TO WHOM IT IS UNLAWFUL TO FORWARD THE SHARES IN SUCH STATE OR JURISDICTION.

                             ---------------------

                                                       PAGE
                  TABLE OF CONTENTS                    ----
The Companies........................................     3
  UPS................................................     3
  OPL................................................     3
Periodic Reports Distributed to Shareowners..........     4
Potential Conflict of Interest.......................     4
The Plan.............................................     4
  Reasons for the Plan...............................     4
  Administration of the Plan.........................     5
  Term of the Plan...................................     6
  Use of Proceeds....................................     6
  Tax Aspects of the Plan............................     6
  Eligibility to Subscribe to Units..................     6
  How to Subscribe to Units..........................     7
  Provisions of the Subscription Agreement for
    Units............................................     9
  How to Calculate the Unit Price....................     9
  Eligibility to Subscribe to Shares of OPL Common
    Stock............................................    10
  How to Subscribe to Shares of OPL Common Stock.....    10
  Provisions of the OPL Subscription Agreement.......    11
  How to Calculate the Price of OPL Common Stock.....    11
  Acceptance of Subscriptions by UPS and OPL.........    11
  Normal Processing and Acceptance of
    Subscriptions....................................    12
  Delayed Acceptance of Subscriptions; Unavailability
    of Shares........................................    12
  Effects of Changes in Current Prices or Dividends
    on Unaccepted Subscriptions......................    13
  Rejection of Subscriptions.........................    14
  Withdrawal of Payroll Deduction Plan Subscriptions;
    Change in the Amount to be Deducted..............    14
  Delivery of the UPS and OPL Shares for the Account
    of Purchasers upon Acceptance....................    15
  Rights of UPS to Repurchase UPS Shares Sold
    pursuant to the Plan.............................    15
  Rights of OPL to Repurchase OPL Shares Sold
    pursuant to the Plan.............................    16
  Change in the Plan; Interpretation.................    16
Description of UPS Common Stock......................    16
  The UPS Right of Preferential Purchase.............    17
UPS Managers Stock Trust.............................    17
Description of OPL Common Stock......................    18
  OPL's Right of First Refusal.......................    19
  OPL's Right to Purchase Shares Subscribed to
    pursuant to the Plan.............................    19
Experts -- UPS.......................................    19
Experts -- OPL.......................................    19
Legal Matters Concerning the UPS Shares..............    20
Legal Matters Concerning the OPL Shares..............    20
Notice to Residents of California....................    20
Notice to Residents of Indiana.......................    20
Available Information................................    20
Incorporation of Certain UPS and OPL Documents by
  Reference..........................................    21

=========================================================

=========================================================

                                  UPS LOGO (R)

                                   SHARES OF

                             UNITED PARCEL SERVICE
                                OF AMERICA, INC.

                                  COMMON STOCK

                                      AND

                                   SHARES OF

                               OVERSEAS PARTNERS
                                      LTD.

                                  COMMON STOCK

                     UNITED PARCEL SERVICE OF AMERICA, INC.
                                              , 1997

                             OVERSEAS PARTNERS LTD.
                                              , 1997
=========================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*.

Registration Fee............................................  $25,890.91
Transfer Agent's and Custodian's Fees and Expenses..........  $    3,200
Accounting..................................................  $    3,000
Printing....................................................  $   15,000
Legal.......................................................  $   10,000
Miscellaneous...............................................  $    1,000
                                                              ----------
          Total.............................................  $58,090.91
                                                              ==========

---------------

* Reimbursed by UPS, as sponsor of the Plan.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Bye-Laws of OPL provide:

     (1) The Directors, Secretary and other Officers for the time being of the Company and the Liquidator or Trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and everyone of their heirs, executors, and administrators, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency or any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damages which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to any of said persons.

     (2) Each Member agrees to waive any claim or right of action he might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his duties with or for the Company provided, however, that such waiver shall not extend to any matter in respect of any wilful negligence, wilful default, fraud or dishonesty which may attach to any such Director.

ITEM 16.  EXHIBITS.

     The exhibits required by Item 601 of Regulation S-K and this Item are included following the Exhibit Index at Page II-5 hereof.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by 17 C.F.R. sec. 210.3-19 at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (1)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by section 10(a)(3) of the Act or 17 C.F.R.
     sec. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     OPL hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of OPL's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OPL pursuant to the foregoing provisions, or otherwise, OPL has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by OPL of expenses incurred or paid by a director, officer or controlling person of OPL in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OPL will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HAMILTON, BERMUDA.

                                          OVERSEAS PARTNERS LTD.

Date: February 11, 1997                   By:       /s/ BRUCE M. BARONE
                                            ------------------------------------
                                                      Bruce M. Barone,
                                             President, Chief Executive Officer
                                                             and
                                                Principal Financial Officer

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

                   SIGNATURE                                    TITLE                       DATE
                   ---------                                    -----                       ----

              /s/ BRUCE M. BARONE                     President, Chief Executive      February 11, 1997
------------------------------------------------      Officer, Principal Financial
               (Bruce M. Barone)                         Officer, and Director

                /s/  ROBERT J. CLANIN                          Director               February 11, 1997
------------------------------------------------
               (Robert J. Clanin)

                  /s/  JOSEPH M. PYNE                          Director               February 11, 1997
------------------------------------------------
                (Joseph M. Pyne)

                                                               Director               February 11, 1997
------------------------------------------------
                (Cyril E. Rance)

               /s/  EDWIN H. REITMAN              Chairman of the Board and Director  February 11, 1997
------------------------------------------------
               (Edwin H. Reitman)

              /s/  LEOPOLD A. SCHMIDT                Vice President and Treasurer     February 11, 1997
------------------------------------------------     (Principal Accounting Officer)
              (Leopold A. Schmidt)

                                                               Director               February 11, 1997
------------------------------------------------
               (Walter A. Scott)

             /s/  MICHAEL J. MOLLETTA              Authorized Representative in the   February 11, 1997
------------------------------------------------             United States
             (Michael J. Molletta)

                                 EXHIBIT INDEX

                   EXHIBITS INCORPORATED HEREIN BY REFERENCE

                                                                                  DESIGNATION OF
DESIGNATION                                     DOCUMENT WITH WHICH EXHIBIT WAS   SUCH EXHIBIT IN
OF EXHIBIT         DESCRIPTION OF EXHIBIT       PREVIOUSLY FILED WITH COMMISSION   THAT DOCUMENT
-----------        ----------------------       --------------------------------  ---------------
     4(a)     Specimen Certificate of Overseas  Registrant's Registration         Exhibit 4(c)
              Partners Ltd. Common Stock        Statement on Form S-3
                                                (Registration Statement No.
                                                333-20545)
     4(b)     Certificate of Incorporation      Registrant's Registration         Exhibit 3(a)
                                                Statement on Form S-1
                                                (Registration Statement No.
                                                2-95460)
     4(c)     Bye-Laws, as amended to date      Registrant's Definitive Proxy     Exhibit "D"
                                                Statement dated July 3, 1996 on
                                                Schedule 14A, File No. 000-11538
    99        Custody Arrangements for          Registrant's Registration         Exhibit 28(a)
              Overseas Partners Ltd. Common     Statement on Form S-1
              Stock                             (Registration Statement No.
                                                2-95460)

                                     EXHIBITS FILED HEREWITH
     4(d)     Subscription Agreement -- Cash
              Purchase
     4(e)     Subscription
              Agreement -- Eligible Fiduciary
     4(f)     Subscription Agreement and
              Payroll Deduction Authorization
     4(g)     Subscription Agreement -- Cash
              Purchase -- Overseas Partners
              Ltd.
     5        Opinion of Conyers, Dill &
              Pearman
    23(a)     Consent of Deloitte & Touche Re:
              Overseas Partners Ltd.
    23(b)     Consent of Conyers, Dill &
              Pearman (included in Exhibit 5)